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                                                                     EXHIBIT 5.1

               [RED HOT LAW GROUP (SM) OF ASHLEY LLC LETTERHEAD]



                               January 27, 2000


Stupid PC, Inc.
3010-E Business Park Drive
Norcross, Georgia  30071

Ladies and Gentlemen:

         We have acted as counsel to Stupid PC, Inc. (the "Company") in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, covering the offering of up to 1,567,663 shares (the "Shares') of the Company's common stock, no par value per share by the selling securityholders named in the Registration Statement, including (i) up to 1,200,000 shares that they may acquire upon conversion of the Company's 8% convertible debentures, (ii) up to 220,000 shares that they may acquire upon exercise of warrants to purchase shares of common stock and (iii) 147,663 shares that are currently issued and outstanding. In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                        Very truly yours,

                                        /s/  Red Hot Law Group of Ashley LLC

                                        Red Hot Law Group of Ashley LLC

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The Biltmore   *  817 West Peachtree Street, Suite 400   *  Atlanta, Georgia 30308-1138   *  Tel: 404.575.1901  *  www.redhotlaw.com
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